UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2024

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	AGIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2024, Agios Pharmaceuticals, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Royalty Pharma Investments 2019 ICAV, an Irish collective management vehicle (the “Purchaser”). Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchaser, and the Purchaser agreed to purchase for $905,000,000, the Company’s rights to an earn-out equal to 15% of U.S. net sales of vorasidenib (the “Earn-Out”) owing from Servier Pharmaceuticals, LLC, a Delaware limited liability company (“Servier”), under that certain Purchase and Sale Agreement, dated as of December 20, 2020, by and among the Company, Servier, and, solely for purposes of guaranteeing certain obligations of Servier, Servier S.A.S., a French societe par actions simplifiee (the “Counterparty Agreement”). The consummation of the sale and payment of the purchase price are subject to approval of vorasidenib by the U.S. Food and Drug Administration (the “FDA”) on or before October 31, 2024, and other customary closing conditions.

Upon the consummation of the sale, the Purchaser will acquire 100% of Earn-Out payments made by Servier on account of up to $1 billion in net sales for each calendar year. Any such Earn-Out payments made by Servier on account of U.S. net sales in each calendar year in excess of $1 billion will be split, with the Purchaser having the rights to a 12% earn-out on those excess payments and with the Company retaining a 3% earn-out on those excess payments. The Company will also retain its rights to a potential milestone payment of $200 million from Servier upon approval of vorasidenib by the FDA. Under the Purchase Agreement, and in connection with its sale of the Earn-Out, the Company has agreed to certain covenants with respect to the exercise of its rights under the Counterparty Agreement, including with respect to the Company’s right to amend, assign and terminate the Counterparty Agreement. The Purchase Agreement contains other customary terms and conditions, including representations and warranties, covenants and indemnification obligations in favor of each party.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 8.01	Other Events.

The full text of the press release announcing the Company’s entry into the Purchase Agreement is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued May 28, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: May 28, 2024	By:	/s/ Brian Goff
Brian Goff Chief Executive Officer